Exhibit 2.1
                                                                -----------

                                                             Execution Copy





                             PURCHASE AGREEMENT


                                by and among


                           CAG ACQUISITION CORP.,

                      CONSOLIDATED APPAREL GROUP, LLC

                                    and

                               PERRY WOLFMAN

                        dated as of August 10, 2001





                                          TABLE OF CONTENTS
                                                                                                 Page
                                                                                                 ----
ARTICLE I

         PURCHASE AND SALE OF ASSETS................................................................1
                      Section  1.1  Purchase and Sale of Assets.....................................1
                      Section  1.2  Assumption of Liabilities.......................................4
                      Section  1.3  Excluded Liabilities............................................4
                      Section  1.4  Purchase Price; Allocation;
                                    Deferred Payments...............................................5
                      Section  1.5  Purchase Price Adjustment.......................................6
                      Section  1.6  Closing.........................................................8
                      Section  1.7  Deliveries by Seller............................................8
                      Section  1.8  Deliveries by Buyer.............................................9
                      Section  1.9  Earnout Payment.................................................9
                      Section  1.10 Covenants During Earnout Payment Periods.......................16
                      Section  1.11 Further Assurances.............................................17
                      Section  1.12 Third-Party Consents...........................................17
                      Section  1.13 Change of Name.................................................18

ARTICLE II

         REPRESENTATIONS AND WARRANTIES
         OF THE SELLER AND WOLFMAN.................................................................18
                      Section  2.1  Corporate Organization.........................................18
                      Section  2.2  Authorization..................................................18
                      Section  2.3  Consents and Approvals; No Violation...........................19
                      Section  2.4  Financial Statements...........................................19
                      Section  2.5  No Undisclosed Liabilities.....................................20
                      Section  2.6  Absence of Certain Changes.....................................20
                      Section  2.7  Real Property..................................................22
                      Section  2.8  Intellectual Property..........................................23
                      Section  2.9  Certain Contracts..............................................23
                      Section  2.10 Permits and Other Authorizations...............................24
                      Section  2.11 Assets.........................................................24
                      Section  2.12 Insurance......................................................25
                      Section  2.13 Labor Relations................................................25
                      Section  2.14 Benefit Plans; ERISA...........................................26
                      Section  2.15 Taxes..........................................................29
                      Section  2.16 Environmental Matters..........................................30
                      Section  2.17 Litigation.....................................................30
                      Section  2.18 Compliance with Law............................................30
                      Section  2.19 Personnel......................................................30
                      Section  2.20 Related Party Transactions.....................................31
                      Section  2.21 Inventory......................................................31
                      Section  2.22 Accounts Receivable............................................31
                      Section  2.23 Customers and Suppliers........................................31
                      Section  2.24 Orders and Commitments.........................................32
                      Section  2.25 Product Warranties.............................................32
                      Section  2.26 Brokers and Finders............................................32
                      Section  2.27 Disclosure.....................................................32

ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF BUYER...................................................32
                      Section  3.1  Corporate Organization.........................................33
                      Section  3.2  Authorization..................................................33
                      Section  3.3  No Violation; Consents.........................................33
                      Section  3.4  Brokers and Finders............................................33

ARTICLE IV

         TAX MATTERS...............................................................................34
                      Section  4.1  Taxes..........................................................34
                      Section  4.2  Access to Information..........................................34
                      Section  4.3  Tax Cooperation................................................35
                      Section  4.4  Bulk Sales Waiver..............................................35

ARTICLE V

         SURVIVAL AND INDEMNIFICATION..............................................................35
                      Section  5.1  Survival of Representations, Warranties
                                    and Covenants..................................................35
                      Section  5.2  Indemnification................................................36
                      Section  5.3  Claims for Indemnification.....................................36
                      Section  5.4  Limitations on Indemnification.................................37
                      Section  5.5  Insurance Proceeds.............................................38
                      Section  5.6  Exclusive Remedy...............................................38

ARTICLE VI

         MISCELLANEOUS.............................................................................38
                      Section  6.1  Confidentiality................................................38
                      Section  6.2  Non-Competition................................................39
                      Section  6.3  Employee Benefits and Compensation.............................40
                      Section  6.4  Employee Bonus.................................................42
                      Section  6.5  Expenses.......................................................42
                      Section  6.6  Entire Agreement; No Third-Party
                                    Beneficiaries..................................................42
                      Section  6.7  Amendment, Extension and Waiver................................42
                      Section  6.8  Headings.......................................................42
                      Section  6.9  Notices........................................................43
                      Section  6.10 Assignment.....................................................44
                      Section  6.11 Severability...................................................44
                      Section  6.12 Applicable Law.................................................44
                      Section  6.13 Jurisdiction...................................................44
                      Section  6.14 Service of Process.............................................45
                      Section  6.15 Interpretation.................................................45
                      Section  6.16 WAIVER OF JURY TRIAL...........................................45
                      Section  6.17 Specific Performance...........................................46
                      Section  6.18 Counterparts...................................................46

ARTICLE VII

         CERTAIN DEFINITIONS.......................................................................47



                             PURCHASE AGREEMENT
                             ------------------

         PURCHASE AGREEMENT, dated as of August 10, 2001 (this "Agreement"), by and among CAG Acquisition Corp., a Delaware corporation ("Buyer") and wholly-owned subsidiary of Hartmarx Corporation, a Delaware corporation ("Hartmarx"), Consolidated Apparel Group, LLC, a New York limited liability company ("Seller"), and Perry Wolfman ("Wolfman").

         WHEREAS, Seller is engaged in the business of the designing, sourcing, marketing and selling, at wholesale, men's sportswear apparel products (the "Business");

         WHEREAS, Wolfman is the principal member of Seller; and

         WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell, assign, transfer, convey and deliver to Buyer, all the assets and properties of Seller, together with certain obligations and liabilities relating thereto, all in the manner and subject to the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the premises and the covenants, agreements, representations and warranties contained herein, intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                 ARTICLE I

                        PURCHASE AND SALE OF ASSETS
                        ---------------------------

    Section 1.1 Purchase and Sale of Assets.

           (a) Acquired Assets. Subject to the terms of this Agreement, effective as June 30, 2001, Seller agrees to sell, assign, transfer, convey and deliver to Buyer or its designee(s) (which shall be an affiliate of Buyer, reasonably satisfactory to Seller), and Buyer agrees to purchase and acquire (or cause any such designee(s) to purchase and acquire) from Seller, as of the Closing, Seller's right, title and interest in and to all of its rights, properties and assets of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever located) and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP (collectively, the "Assets"), including, without limitation, the following:

                (i) all goodwill as a going concern;

                (ii) all of Seller's contracts, agreements, leases, instruments, obligations, arrangements or other understandings (whether written or oral) (including amendments and supplements, modifications, and side letters or agreements), including, without limitation, those identified in Section 1.1(a)(ii) of the written statement delivered to Buyer by Seller herewith and dated as of the date hereof (the "Seller Disclosure Schedule");

                (iii) Intentionally omitted;

                (iv) all marketing, sales and promotional literature, books, records, files, documents, financial records, bills, accounting, internal and audit records, operating manuals, personnel records, customer and supplier lists and files, preprinted materials, and other similar items in the possession or under the control of Seller or in the possession or under the control of its Affiliates or their representatives;

                (v) all rights, title and interests of Seller in and to all real property leases, including improvements, fixtures, fittings thereon and appurtenances thereto, including, without limitation, those listed in Section 1.1(a)(v) of the Seller Disclosure Schedule;

                (vi) all rights to all telephone numbers related to the Business and rights to the name "Consolidated Apparel Group";

                (vii) all intangible assets, including Intellectual Property and other intangible assets of an intellectual property nature, including, without limitation, the Intellectual Property listed on Section 1.1(a)(vii) of the Seller Disclosure Schedule;

                (viii) all payments, deposits (including security deposits) and prepaid expenses of Seller and all rights to insurance proceeds;

                (ix) all raw materials, components, work-in-process, finished products, inventory, office and other supplies, spare parts, packaging materials, samples and other accessories related thereto, wherever located, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of Seller against suppliers of such inventories;

                (x) all furnishings, furniture, fixtures, equipment, tools, machinery, vehicles, art work and other tangible personal property, including, without limitation, the tangible personal property listed on Section 1.1(a)(x) of the Seller Disclosure Schedule;

                (xi) all rights under warranties, representations and guarantees made by suppliers, manufacturers or contractors;

                (xii) all Permits, including, without limitation, the Permits listed on Section 1.1(a)(xii) of the Seller Disclosure Schedule;

                (xiii) all cash and cash equivalents such as bank deposits, certificates of deposit and marketable securities; and

                (xiv) all claims and causes of action against other Persons (regardless of whether or not such claims and causes of action have been asserted by Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by Seller (regardless of whether such rights are currently exercisable).

         (b) Excluded Assets. Notwithstanding anything contained herein to the contrary, Seller shall not sell, assign, transfer, convey or deliver to Buyer, and Buyer shall not purchase from Seller the following assets, properties, interests and rights of Seller (the "Excluded Assets"):

                (i) the organizational documents, seals, minute books, and other documents relating exclusively to the organization, maintenance and existence of Seller as a limited liability company, including, without limitation, taxpayer and other identification numbers, Tax Returns, Tax information and Tax records, and books and records related exclusively to the Excluded Assets or the Excluded Liabilities;

                (ii) the rights of Seller under this Agreement;

                (iii) any refunds (or rights thereto) relating to Taxes attributable to or imposed upon Seller's conduct of the Business for all periods ending on or prior to the date hereof; and

                (iv) Any right, property or asset which is listed in
     Section 1.1(b)(iv) of the Seller Disclosure Schedule.

     Section 1.2 Assumption of Liabilities. Subject to the terms of this Agreement and excluding the Excluded Liabilities, Buyer hereby agrees to assume, perform and discharge when due only the following Liabilities (collectively, the "Assumed Liabilities"):

         (a) the Liabilities of Seller under the Business Contracts but only to the extent such obligations (A) arise after the date hereof, (B) do not arise from or relate to any breach by Seller of any such Business Contracts, (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the date hereof that, with notice or lapse of time, would constitute or result in a breach of any of such Business Contracts, and (D) are ascertainable (in nature and amount) solely by reference to the express terms of such Business Contracts;

         (b) accounts payable to the extent reflected on the Balance Sheet or (i) incurred in the ordinary course of business consistent with past practice since December 31, 2000 and (ii) set forth on Section 1.2(b) of the Seller Disclosure Schedule;

         (c) the obligations of Seller with respect to the accrued expenses listed in Section 1.2(c) of the Seller Disclosure Schedule;

         (d) Intentionally omitted; and

         (e) the Liabilities listed on Section 1.2(e) of the Seller Disclosure Schedule.

    Section 1.3 Excluded Liabilities. Except as expressly provided in
Section 1.2, Buyer shall not assume or be liable for any other Liabilities of Seller or any other Person, whether or not relating to the Business (the "Excluded Liabilities"), including, without limitation, the following:

         (a) all Liabilities relating to Taxes attributable to or imposed upon Seller, Wolfman or any of their respective Affiliates for the conduct of the Business or the transactions contemplated by this Agreement (or for which the Seller, Wolfman or any of their respective Affiliates may otherwise be liable) for any period (or portion thereof) ending on or prior to the date hereof (but excluding 50% of all Liabilities for sales, use, documentary, transfer and other similar Taxes related to the transactions contemplated by this Agreement as referred to in Section 4.1(a));

         (b) any Liability of Seller arising out of or relating to the execution, delivery or performance of this Agreement;

         (c) any Liability of Seller for any fees, costs or expenses of the type referred to in Section 6.5;

         (d) any Liability relating to any Excluded Asset;

         (e) any Liability that relates to, or arises out of, directly or indirectly, the operation of the Business or Seller's ownership or use of the Assets prior to the date hereof;

         (f) Any liability under or otherwise attributable to the Benefit Plans (as defined in Section 2.14(a)), including without limitation any Liability for benefits payable thereunder;

         (g) Any Liability in any way attributable to the performance of services for Seller prior to the date hereof by either any employee of Seller or any other individuals rendering services to Seller (including, without limitation, individuals providing services in accordance with the Alcott Agreement); and

         (h) Any other Liability otherwise attributable to the arrangement contemplated by the Alcott Agreement.

    Section 1.4 Purchase Price; Allocation; Deferred Payments

         (a) Upon the terms and subject to the conditions set forth herein, in consideration for the aforesaid sale, assignment, transfer and conveyance of the Assets, Buyer or its designee(s) shall (i) deliver or cause to be delivered to Seller at the Closing $ 8,348,336 (the "Closing Payment") by wire transfer of immediately available funds to an account or accounts designated by Seller, (ii) deliver or cause to be delivered to Seller, the Deferred Payment (as defined below) and (iii) deliver, or cause to be delivered, to Seller the payments, if any, required by Section 1.9 at such time as any such payments are required. For purposes of this Agreement, "Purchase Price" means the sum of the Closing Payment, the Deferred Payment and the net amount of any payments made pursuant to Sections 1.5 and 1.9 hereof. Buyer shall allocate the Purchase Price (and the Assumed Liabilities) paid by Buyer for the Assets in accordance with Exhibit A, and Seller shall take no position that is inconsistent with such allocation in any Tax Return, audit, litigation or other proceeding.

         (b) The Buyer shall pay Seller $9,808,366 (the "Deferred Amount") in accordance with this Section 1.4(b) (such payment, the "Deferred Payment"). From the Closing until October 31, 2001, Seller shall provide Buyer with monthly statements of all amounts collected by Seller (including amounts paid by the CIT Group/Commercial Services, Inc ("CIT") under the Notification and Factoring Agreement, dated August 11, 1995, between CIT and Seller, as amended (the "Factoring Agreement," such payments the"Section 7.2 Payments"), with respect to Accounts Receivable outstanding as of the date of this Agreement (the "Pre-Closing Accounts Receivable"). On October 31, 2001, Buyer shall pay Seller (i) an amount equal to the Deferred Amount less the total amount collected by Seller with respect to the Pre-Closing Accounts Receivable prior to such date (including the Section 7.2 Payments) plus interest on such amount from August 11, 2001 to October 31, 2001 at the rate of interest publicly announced by the Chase Manhattan Bank from time to time as its prime rate plus 1% (the "Interest Rate") per annum and (ii) interest at the Interest Rate per annum on the amount of any amounts collected by Seller (including the Section 7.2 Payments) prior to October 31, 2001 in respect of the Pre-Closing Accounts Receivable from August 11, 2001 until the date of such collection. On October 31, 2001, Seller shall sell, assign, transfer, convey and deliver to Buyer or its designee(s) (which shall be an affiliate of Buyer, reasonably satisfactory to Seller), Seller's right, title and interest in and to all outstanding Pre-Closing Accounts Receivable and any proceeds thereof. On October 31, 2001, Seller shall instruct CIT to remit to Buyer any amounts they receive thereafter or pay pursuant to Section 7.2 of the Factoring Agreement in respect of the Pre-Closing Accounts Receivable.

    Section 1.5 Purchase Price Adjustment.

         (a) As soon as practicable, but in no event later than October 31, 2001, Seller shall prepare and deliver to Buyer a statement (the "Closing Statement"), setting forth (i) the cumulative profits of Seller for the period beginning January 1, 2001 and ending as of June 30, 2001 (the "Cumulative Profits") which shall be calculated in a manner consistent with the preparation of the Financial Statements and shall take into account the reduction of certain reserves of Seller as disclosed in Section 2.6 of the Seller Disclosure Schedule and shall take into account the difference in standard costs and actual costs for the inventory of Seller sold prior to June 30, 2001, namely the purchase price variance relating to such inventory (it being understood that the determination of the actual costs for such period may not be finalized until October 31, 2001 after all costs for such inventory have been identified) and (ii) the amount of all distributions of cash and other property to Seller's members in respect of such period (but specifically excluding any distributions relating to earnings in the calendar years prior to January 1, 2001) ("Distributions"). Buyer hereby acknowledges and agrees that Seller may entrust members of the management of Seller who become members of management of Buyer on and after the date hereof, including, without limitation, Thomas Delaney, to prepare the Closing Statement, and that Seller (or its representatives) shall have reasonable access to the accounting systems and books and records of Buyer relating to the Business to prepare the Closing Statement.

         (b) After receipt of the Closing Statement, Buyer shall have 30 days to review it. Buyer and its authorized representatives shall have reasonable access to all relevant books and records and employees of Seller and Seller's accountants to the extent required to complete their review of the Closing Statement, including, without limitation, the accountants' work papers used in preparation thereof. Unless Buyer delivers written notice to Seller on or prior to the 30th day after receipt of the Closing Statement specifying in reasonable detail its objections to the Closing Statement, Seller and Buyer shall be deemed to have accepted and agreed to the Closing Statement. If Buyer so notifies Seller of such an objection to the Closing Statement, Seller and Buyer shall within 30 days following the date of such notice (the "Adjustment Resolution Period") attempt to resolve their differences. Any resolution by them as to any disputed amount shall be final, binding, conclusive and nonappealable.

         (c) If, at the conclusion of the Adjustment Resolution Period, Seller and Buyer have not resolved all disputes, then all amounts remaining in dispute shall, at the election of either party, be submitted to a "big 5" accounting firm (other than PricewaterhouseCoopers LLP) mutually agreed upon by Buyer and Seller (the "Neutral Auditor"). Each of Seller and Buyer agrees to execute, if requested by the Neutral Auditor, an engagement letter in usual and customary form and reasonably satisfactory to Seller and Buyer. All fees and expenses of the Neutral Auditor shall be borne equally by Buyer and Seller. The Neutral Auditor shall act as an arbitrator to determine, based solely on the presentations by Buyer and Seller, and not by independent review, only those amounts remaining in dispute. The Neutral Auditor's determination shall be made within 30 days of its engagement, shall be set forth in a written statement delivered to Buyer and Seller, and shall be final, binding, conclusive and nonappealable. The term "Final Closing Statement" shall mean the definitive Closing Statement agreed to by Seller and Buyer in accordance with Section 1.5(b) or the definitive Closing Statement resulting from the determination made by the Neutral Auditor in accordance with this Section 1.5(c) (in addition to those items theretofore agreed to by Seller and Buyer).

         (d) To the extent that Distributions reflected on the Final Closing Statement are less than the Cumulative Profits, Buyer shall make a cash payment to Seller to the extent of such difference, and to the extent that Distributions reflected on the Final Closing Statement are greater than the Cumulative Profits, Seller shall make a cash payment to Buyer to the extent of such difference. The amount, if any, paid to either Buyer or Seller pursuant to this Section 1.5(d) shall be paid by either Buyer or Seller, as the case may be, within five Business Days after the Final Closing Statement is agreed to by Seller and Buyer or is determined by the Neutral Auditor, by wire transfer of immediately available funds to the account designated by Buyer or Seller, as the case may be. Any payment required to be made hereunder shall be treated as an adjustment of the Purchase Price.

     Section 1.6 Closing. Concurrently with the execution and delivery of this Agreement, the purchase and sale of the Assets (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois), 333 West Wacker Drive, Chicago, Illinois.

    Section 1.7 Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

         (a) the bill of sale for the Assets;

         (b) the consents (or in lieu thereof waivers) listed in Section 1.7(b) of the Seller Disclosure Schedule;

         (c) Wolfman's employment agreement (the "Employment Agreement");

         (d) the Assignment, Assumption and Amendment of Lease for the Rouses Point, New York facility;

         (e) an instrument or instruments of assignment with respect to the Intellectual Property included in the Assets;

         (f) the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to Seller, dated the date hereof; and

         (g) all other previously undelivered documents, instruments or writings required to be delivered by Seller to Buyer at or prior to the Closing, pursuant to this Agreement or otherwise required in connection herewith.

    Section 1.8 Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

         (a) the Closing Payment; and

         (b) all other previously undelivered documents, instruments or writings required to be delivered by Buyer to Seller at or prior to the Closing, pursuant to this Agreement or otherwise required in connection herewith.

    Section 1.9 Earnout Payment. (a) Subject to Section 1.9(f), as soon as practicable, but in no event later than 120 days following the end of each Earnout Payment Period (or in the case of the final Earnout Payment referred to in Section 1.9(e)(ii)(C), 120 days following the November 30 of the December 1 to November 30 year that includes such seven-month final Earnout Payment Period), Buyer shall deliver to Seller, a written computation statement prepared by Buyer setting forth, in reasonable detail, (i) the EBIT, and (ii) the Earnout Payment, if any, for such Earnout Payment Period (the "Earnout Payment Statement").

         (b) After receipt of the Earnout Payment Statement, Seller shall have 30 days to review it. Seller and its authorized representatives shall have reasonable access to all relevant books and records and employees of Buyer and Buyer's accountants to the extent required to complete their review of the Earnout Payment Statement, including, without limitation, the accountants' work papers used in preparation thereof. Unless Seller delivers written notice to Buyer on or prior to the 30th day after receipt of the Earnout Payment Statement of its disagreement as to any item included on or omitted from the Earnout Payment Statement (an "Earnout Payment Statement Objection"), Seller shall be deemed to have accepted and agreed to the Earnout Payment Statement. If Seller so notifies Buyer of an Earnout Payment Statement Objection, Seller and Buyer shall, within 30 days following the date of such notice (the "Resolution Period"), attempt to resolve their differences. Any resolution by them as to any disputed amount shall be final, binding, conclusive and nonappealable. The term "Final Earnout Payment Statement" shall mean the definitive Earnout Payment Statement, including the calculation of the Earnout Payment and EBIT agreed to by Seller and Buyer in accordance with this Section 1.9(b), or in the absence of such agreement, the definitive Earnout Statement, including the Earnout Payment and EBIT resulting from the determination made by the Neutral Auditor in accordance with Section 1.9(c) hereof (in addition to those items to which Seller and Buyer have theretofore agreed).

         (c) If, at the conclusion of the Resolution Period, Seller and Buyer have not resolved all disputes, then all amounts remaining in dispute shall, at the election of either party, be submitted to the Neutral Auditor. Buyer and Seller agree to execute, if requested by the Neutral Auditor, an engagement letter in usual and customary form and reasonably satisfactory to Seller and Buyer. All fees and expenses of the Neutral Auditor shall be borne equally by Buyer and Seller. The Neutral Auditor shall act as an arbitrator to determine, based solely on the presentations by Seller and Buyer, and not by independent review, only those amounts remaining in dispute. The Neutral Auditor's determination shall be made within 30 days of its engagement, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding, conclusive and nonappealable.

         (d) Subject to Section 1.9(f), the Earnout Payments, if any, as reflected in the Final Earnout Payment Statement, shall be paid within five Business Days after the date that the applicable Final Earnout Payment Statement is agreed to by Seller and Buyer or is determined by the Neutral Auditor, in immediately available funds by wire transfer to the account designated by Seller.

         (e) For purposes of this Section 1.9:

             (i) "Earnout Payment" for each Earnout Payment Period, the Earnout Payment shall be calculated as follows:

                         (A) if EBIT is less than $5 million, the Earnout Payment shall be $1 million; provided that earnings of the Business are greater than $1 million after deducting (i) all interest expense and other financing costs of Buyer or any Affiliate of Buyer related to the financing of the Closing Payment, any Earnout Payments and the assets employed in the Business ("Financing Costs") and (ii) any amortization of goodwill related to the Business or Assets computed on a 10-year basis from the date hereof;

                         (B) if EBIT is between $5 million and (including) $7.5 million, the Earnout Payment shall be an amount equal to 25% of such EBIT; and

                         (C) if EBIT is greater than $7.5 million, the Earnout Payment shall be an amount equal to 33% of such EBIT;

    provided, however, that the Earnout Payment shall be an amount equal to 33% of EBIT for the Earnout Payment Period referred to in Section 1.9(e)(ii)(A).

             (ii) "Earnout Payment Period" means the following periods:

                         (A) the five-month period commencing July 1, 2001 and ending November 30, 2001;

                         (B) for the four-year period beginning December
    1, 2001 and ending November 30, 2005, each of the 12-month periods beginning December 1 and ending November 30; provided, that in the event that an Earnout Payment is not required to be paid pursuant to this Section 1.9 in respect of one or more Earnout Payment Periods referred to in this clause (B), one additional 12-month Earnout Payment Period shall be added for each such Earnout Payment Period in respect of which an Earnout Payment is not made (up to a maximum of two additional Earnout Payment Periods). Any such additional Earnout Payment Periods shall commence on December 1, 2005 and, if necessary, December 1, 2006, respectively; and

                         (C) the seven-month period from December 1 in the year in which the final Earnout Payment Period in clause (B) is completed and ending June 30 of the following year; provided, that in the event that an Earnout Payment is not required to be paid pursuant to this Section 1.9 in respect of such period and the Earnout Payment Periods in clause (B) have been extended by no more than one additional period, one additional seven-month Earnout Payment Period (commencing December 1 and ending June 30) shall be added for each Earnout Payment Period referred to in this clause (C) (including any such additional period) in respect of which an Earnout Payment has not been made; provided further, that in no event shall more than two additional Earnout Payment Periods be added in the aggregate pursuant to clause
    (B) above and this clause (C).

             (iii) "EBIT" means for each Earnout Payment Period, the earnings of the Business as conducted by Buyer and/or its Affiliates 19before interest and income taxes, Financing Costs and amortization of goodwill related to the Business or Assets calculated in accordance with GAAP consistently applied during such period; provided, that in determining the Earnout Payment, if any, in respect of the seven-month period referred to in Section 1.9(e)(ii)(C), the percentage to be applied to the EBIT for such seven-month period shall be determined based on EBIT for the 12-month period from December 1 to November 30 that includes such seven-month period.

         (f) Buyer's obligations under this Section 1.9 shall immediately terminate upon the earlier of (i) the payment to Seller of six Earnout Payments in accordance with this Section 1.9, (ii) the completion of eight Earnout Payment Periods (regardless of the number of Earnout Payments actually made), or (iii) payment of the Lump Sum Earnout Payment pursuant to Section 1.9(g).

         (g) In the event that at any time before the end of the last Earnout Payment Period, there shall occur a Change in Control (as defined below) of Hartmarx, upon written notice from Seller delivered to Buyer not later than 90 days following the date of such Change in Control, Seller shall have the right to elect to be paid the Earnout Payment either (i) in accordance with the provisions of Sections 1.9(a) - (e), or (ii) in a lump sum (the "Lump Sum Earnout Payment"). The Lump Sum Earnout Payment shall be an amount equal to the sum of (A) the "Average Earnout Payment" (as defined below) multiplied by the number of complete 12-month Earnout Payment Periods remaining pursuant to Section 1.9(e)(ii), plus (B) the Average Earnout Payment multiplied by .583 (reflecting the seven-month period Earnout Payment Period under Section 1.9(e)(ii)(C)). "Average Earnout Payment" means the sum of all Earnout Payments paid or required to be paid pursuant to this Section 1.9 for all Earnout Payment Periods completed up to the date of the Change in Control (including $0 for each Earnout Payment Period in excess of 2 in respect of which no Earnout Payment was required). For purposes of computing the Average Earnout Payment (A) the Earnout Payment for the five-month Earnout Payment Period ending November 30, 2001 shall be included on an annualized basis, and (B) the Earnout Payment for any Earnout Payment Period completed prior to the date of a Change in Control but in respect of which an Earnout Payment Statement has not been delivered shall be included promptly upon the determination of such Earnout Payment. If elected by Seller in accordance with this Section 1.9(g), the Lump Sum Earnout Payment shall be paid to Seller within 90 days after Buyer's receipt of Seller's election pursuant to this Section 1.9(g).

         (h) For purposes of this Section 1.9, a "Change in Control" shall mean the occurrence of any of the following:

             (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Hartmarx representing 25% or more of the combined voting power of Hartmarx' then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a merger or consolidation which would result in the record holders of the voting securities of Hartmarx outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in substantially the same proportions as their ownership immediately prior to such merger or consolidation at least 75% of the combined voting power of the voting securities of Hartmarx or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; provided that this exclusion shall only apply to the percentage obtained by merger or consolidation and shall cease to apply in the event additional securities are purchased in another transaction;

             (ii) during any period of two consecutive years (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board of Directors of Hartmarx ("Hartmarx Board") (together with any new directors whose election by the Hartmarx Board or whose nomination for election by the shareholders of Hartmarx was approved by a vote of at least 66 2/3 % of the directors of Hartmarx then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved unless the initial assumption of office of such subsequently-elected or appointed director was in connection with (A) an actual or threatened election contest, including a consent solicitation, relating to the election or removal of one or more members of the Hartmarx Board, (B) a "tender offer" (as such term is used in Section 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), (C) a proposed merger or consolidation of Hartmarx, or (D) a request, nomination or suggestion of any one or more Beneficial Owner of voting securities of Hartmarx representing 20% or more of the aggregate voting power of the voting securities of Hartmarx or the surviving corporation, as applicable)) cease for any reason to constitute 66 2/3 % of the Hartmarx Board then in office;

             (iii) there is consummated a merger or consolidation of Hartmarx (or any direct or indirect subsidiary of Hartmarx) with any other corporation, other than a merger or consolidation which would result in the record holders of the voting securities of Hartmarx outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in substantially the same proportions as their ownership immediately prior to such merger or consolidation at least 75% of the combined voting power of the voting securities of Hartmarx or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation;

             (iv) the stockholders of Hartmarx approve a plan of complete liquidation or dissolution of Hartmarx or there is consummated an agreement for the sale or disposition by Hartmarx of all or substantially all of Hartmarx' assets, other than a sale or disposition by Hartmarx of all or substantially all of Hartmarx' assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of Hartmarx immediately prior to such sale; or

             (v) all or substantially all of the assets or outstanding stock of Buyer is sold to any Person, or the consummation of a transaction having a similar effect; or Hartmarx, directly or indirectly, ceases to beneficially own at least 51% of the issued and outstanding voting securities of Buyer.

    Notwithstanding the foregoing, a Change in Control shall not be deemed to occur in the event of a Management Change in Control. A Management Change in Control shall mean a Change in Control pursuant to which Wolfman (alone or with others) acquires or retains, directly or indirectly, the power to direct or cause the direction of the management and policies of Hartmarx (whether through the ownership of voting securities, by contract, or otherwise) and which is directly or indirectly attributable to a public announcement by Wolfman (or others acting in concert with Wolfman) of an intention to take actions which, if consummated, would constitute such Management Change in Control. In addition, no "Change in Control" shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the combined voting power of Hartmarx' outstanding securities immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Hartmarx immediately following such transaction or series of transactions.

         (i) For purposes of Section 1.9(h) only, the following terms shall be defined as follows:

             (i) "Person" shall mean any person (as defined in Section 3(a)(9) of the Exchange Act), as such term is modified in Sections 13(d) and 14(d) of the Exchange Act) other than (1) any employee plan established by Hartmarx, (2) Hartmarx or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act) prior to the transaction resulting in the Change in Control, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by stockholders of Hartmarx in substantially the same proportions as their ownership of Hartmarx.

             (ii) "Beneficial Owner" shall mean beneficial owner as defined in Rule 13d-3 under the Exchange Act.

    Section 1.10 Covenants During Earnout Payment Periods. From the Closing and continuing until November 30 of the last year of the final Earnout Payment Period:

         (a) For operational purposes, the Business shall be operated on a stand-alone basis in a manner consistent with past practices.

         (b) Wolfman shall serve as President of Buyer pursuant to, and subject to the terms and conditions of, the Employment Agreement.

         (c) If Wolfman is unable, for whatever reason, to serve as President of Buyer, he shall be replaced by a person selected by Wolfman from three candidates (one of which shall not be a current employee of Buyer or any of its Affiliates) designated by Hartmarx.

         (d) No general corporate overhead expenses of Hartmarx shall be allocated to the Business in determining EBIT for any Earnout Payment Period; provided that, the Business shall be charged for all services and employee and other costs associated with the Business or employees of the Business by Hartmarx or any of its Affiliates (including, without limitation, audit, legal, insurance and treasury) at the same rate generally charged to Hartmarx' other businesses for similar services consistent with Hartmarx' applicable accounting practices.

         (e) At Closing, Buyer shall adopt the various operating practices followed by Seller including, but not limited to, sales practices, price increases or decreases, inventory procurement, customer relations, employee base salary and bonus opportunities (other than for Wolfman) and the accounting thereof, and the day-to-day operational decisions and decision-making authority with respect to the operations of the Business shall be made by Wolfman (for so long as Wolfman serves as President of Buyer), consistent with the provisions of this Section 1.10(e) and the authority of other Hartmarx operating unit presidents. Seller, Wolfman, Buyer and Hartmarx acknowledge that changes in the general economic conditions of the retail and apparel industries or to other factors could result in changes to Buyer's business practices in the future. Annual budgets, capital expenditure plans and long-term plans shall be prepared by Buyer, and reviewed and approved by Hartmarx in a manner substantially consistent with other Hartmarx operating units. If the Business is not operated in accordance with such approved annual budgets, capital expenditure plans and long-term plans, or if general economic conditions or other factors make it necessary, appropriate or advisable for Buyer to change its operating practices, Hartmarx may require such changes and may make such operational decisions regarding the Business as it deems appropriate in its sole discretion.

         (f) Neither Hartmarx nor Buyer shall, without the consent of Wolfman, cause the warehousing operations of the Business to be moved to a location other than its present location at Rouses Point, New York; however, notwithstanding the foregoing, Buyer may move (and Hartmarx may direct Buyer to move its warehousing operations to the location of Hartmarx' choice), in accordance with the notice requirements set forth in that certain Assignment, Assumption and Amendment of Lease of even date herewith by and among Seller, Wolfman and Buyer, provided that (i) said warehouse relocation shall be performed in an orderly manner so as to prevent or minimize, to the extent practicable, any material adverse effect on, or disruption to, the operation of the Business, and (ii) in addition to the cost allocations associated with the Rouses Point, New York warehouse, the Business shall be allocated costs on a per-unit basis to the extent that such operations are moved to a new location, such costs not to exceed the most recent annual historical per unit costs associated with the warehousing operations of the Business in Rouses Point, New York.

    Section 1.11 Further Assurances. After the Closing, Seller shall, from time to time, at the request of Buyer, and without further expense to Buyer, execute and deliver such other instruments of conveyance and transfer (including powers of attorney) as Buyer may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in Buyer good and marketable title to the Assets (or in the case of real property leases, valid leasehold interests), including, without limitation, assistance in the collection or reduction to possession of any such Assets.

    Section 1.12 Third-Party Consents. To the extent that any Asset is not assigned or not assignable to Buyer or if any necessary consent to such assignment shall not have been obtained by Seller, this Agreement shall not constitute an assignment or attempted assignment of such Asset. With respect to any such Asset, Seller shall use its commercially reasonable efforts to obtain any necessary consents from and after the date hereof. If such consents are not obtained, Seller shall (i) cooperate in any reasonable arrangement designed to provide Buyer with the benefits of such Asset and (ii) enforce at the request of Buyer any rights of Seller arising from such Asset (including, without limitation, a right of termination). Buyer agrees to use reasonable efforts to perform any obligations relating to an Asset for which benefits are being provided to Buyer in accordance with the preceding sentence to the same extent required of Seller (in the same (or as near as practicable) manner and time, and with the same quality, required of Seller).

    Section 1.13 Change of Name. On the date hereof, Seller will amend its organizational documents so as to delete therefrom the words "Consolidated Apparel Group" and will file, as promptly as practicable, such documents as are necessary to reflect such name change in its state of formation or organization and the other jurisdictions where it is qualified to do business as a foreign Person. Seller further agrees that, from and after the date hereof, Seller will not adopt any name that is confusingly similar to, or a derivation of, "Consolidated Apparel Group".


                                 ARTICLE II

                       REPRESENTATIONS AND WARRANTIES
                         OF THE SELLER AND WOLFMAN

         Seller and Wolfman jointly and severally represent and warrant as of the date hereof to Buyer that:

    Section 2.1 Corporate Organization. Seller (a) is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation or organization; (b) has full limited liability company power and authority to carry on its businesses as they are now being conducted by it and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business as a foreign Person in good standing in all the jurisdictions in which such qualification or licensing is required, except jurisdictions in which the failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect.

    Section 2.2 Authorization. Each of Wolfman and Seller has the full power (in the case of Seller, full limited liability company power), and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and no other limited liability company or member actions on the part of Seller are necessary to authorize the execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Wolfman and Seller, and (assuming due and valid authorization, execution and delivery hereof by Buyer) is a valid and binding obligation of Wolfman and Seller enforceable against Wolfman and Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by the availability of equitable remedies.

    Section 2.3 Consents and Approvals; No Violation. Except as disclosed in Section 2.3 of the Seller Disclosure Schedule, neither the execution, delivery or performance of this Agreement by Wolfman or Seller nor the consummation by Wolfman or Seller of the transactions contemplated hereby will (i) conflict with or violate any provision of the organizational documents of Seller; (ii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of notice, modification, payment, termination, cancellation or acceleration) under, or result in the creation of any Lien upon any of the assets or properties of Wolfman or Seller under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, agreement or other instrument, obligation, arrangement or understanding to which Wolfman or Seller is a party or by which any of them or any of their properties or assets may be bound; (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation or other similar authoritative matter ("Law") applicable to Wolfman or Seller or any of their properties or assets or (iv) require on the part of Wolfman or Seller any filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a "Governmental Authority") or any other Person, except in the case of clause
(ii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, could not reasonably be expected to have a Material Adverse Effect.

    Section 2.4 Financial Statements. Seller has heretofore delivered to Buyer (i) the unaudited balance sheet of Seller as of May 26, 2001 and the related statements of income, cash flows, and members' equity for the five-month period then ended and (ii) the audited balance sheet of Seller as of December 31, 1998, 1999 and 2000 and the related statements of income, cash flows and members' equity for the periods then ended ((i) and (ii) collectively, the "Financial Statements"). The Financial Statements are true, complete and accurate and present fairly in all material respects the financial position of Seller as of the respective dates thereof, and the results of operations and cash flows of Seller for the periods then ended. The Financial Statements have been derived from the books and records of Seller and are consistent with the books and records of Seller. The Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved (subject, in the case of the Financial Statements referred to in clause (i), to the absence of notes and to normal year end adjustments). As used herein, the term "Balance Sheet" shall refer to the audited balance sheet of Seller as of December 31, 2000.

    Section 2.5 No Undisclosed Liabilities. Seller has no Liabilities of any kind whatsoever, and neither Seller nor Wolfman knows of any valid basis for the assertion of any such Liabilities, and no existing condition, situation or set of circumstances exists which could reasonably be expected to result in a Liability, other than:

         (a) Liabilities which are adequately reflected and reserved for in the Balance Sheet or described in the notes to the Financial Statements;

         (b) Liabilities incurred in the ordinary and usual course of business consistent with past practice since December 31, 2000, which, individually or in the aggregate, are not material; and

         (c) Liabilities and obligations that are set forth in Section 2.5(c) of the Seller Disclosure Schedule.

    Section 2.6 Absence of Certain Changes. Except as and to the extent set forth in Section 2.6 of the Seller Disclosure Schedule, since December 31, 2000, (a) the Business has been conducted, only in the ordinary and usual course of business consistent with past practice and (b) Seller has not:

                (i) suffered any adverse change in its business, prospects, operations, working capital, condition (financial or otherwise), assets, properties or Liabilities which resulted in or could reasonably be expected to result in a Material Adverse Effect, and there has not been any damage, destruction, loss or other event which resulted in or could reasonably be expected to result in a Material Adverse Effect;

                (ii) incurred any Liabilities except current Liabilities for trade or business obligations in connection with the purchase of goods or services in the ordinary and usual course of business consistent with past practice, none of which, individually or in the aggregate, are material to the Business;

                (iii) paid, discharged or satisfied any Liabilities other than the payment, discharge or satisfaction in the ordinary and usual course of business and consistent with past practice of Liabilities reflected or reserved against in the Balance Sheet or current Liabilities incurred since December 31, 2000 in the ordinary and usual course of business consistent with past practice none of which, individually or in the aggregate, are material to the Business;

                (iv) permitted or allowed any of its properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any Liens, except for Permitted Liens and the liens of CIT under the CIT Financing;

                (v) materially written down the value of any inventories or written off as uncollectible any accounts receivable;

                (vi) cancelled any material debts or waived any claims or rights of substantial value;

                (vii) sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary and usual course of business consistent with past practice;

                (viii) disposed of or permitted to lapse any Intellectual Property rights, or disposed of or disclosed to any Person, other than representatives of Buyer, any Intellectual Property rights not theretofore a matter of public knowledge;

                (ix) made, or permitted any other Person to make, any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, or made any addition to or other change in any retirement, welfare, fringe or severance benefit or vacation plan, to or in respect of any member, director, manager, officer, employee, leased employee, broker, salesman, distributor or agent of Seller;

                (x) made any change in its selling, purchasing, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

                (xi) instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental Authority or arbitral body other than in the ordinary and usual course of business consistent with past practice, but not in any case involving (A) amounts in excess of $5,000, individually, or $10,000 in the aggregate, or (B) any form of non-monetary recovery, including consents, restraining orders or injunctions;

                (xii) made any single capital expenditure or commitment in excess of $10,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of $50,000 for additions to property, plant, equipment or intangible capital assets;

                (xiii) made any change in any method of financial or Tax accounting or reporting or financial or Tax accounting or reporting practice, except as required by GAAP; or

                (xiv) agreed, whether in writing or otherwise, to take any action described in this Section 2.6.

    Section 2.7 Real Property.

         (a) The Seller does not own any real property.

         (b) Section 1.1(a)(v) of the Seller Disclosure Schedule contains a complete list of all real property leased by Seller, together with all leases related to such properties (the "Real Property Leases"). Seller has heretofore made available to Buyer true and complete copies of the Real Property Leases (including any amendments, modifications or supplements thereto). Each Real Property Lease is legal, valid, binding, enforceable, and in full force and effect, except as enforcement may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies. Neither Seller nor, to the knowledge of Seller, any other party is in default, violation or breach in any respect under any Real Property Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Real Property Lease. The Seller has good and valid title to the leasehold estate under each Real Property Lease to which it is a party, free and clear of all Liens, other than Permitted Liens.

    Section 2.8 Intellectual Property. Section 1.1(a)(vii) of the Seller Disclosure Schedule sets forth a true and complete list of all material Intellectual Property used or held for use by Seller, together with all licenses related to the foregoing, whether Seller is the licensee or licensor thereunder. Either Seller owns, or is licensed to use all such listed Intellectual Property (the "Business Intellectual Property"), and the consummation of the transactions contemplated by this Agreement will not alter or impair such ability in any respect. There are no oppositions, cancellations, invalidity proceedings, re-examination or other proceedings presently pending with respect to the Business Intellectual Property. The conduct of the Business and the Business Intellectual Property has not infringed and does not infringe on any Intellectual Property or other proprietary rights of any Person, and neither Seller nor Wolfman has received any notice from any other Person pertaining to or challenging the right of Seller to use any Business Intellectual Property. The Seller has not made any claim of a violation or infringement by others of its rights to or in connection with Business Intellectual Property.

    Section 2.9 Certain Contracts.

         (a) Section 2.9(a) of the Seller Disclosure Schedule lists, by reference to the applicable subsection of this Section 2.9(a), all material contracts, agreements, leases, instruments, obligations, arrangements or other understandings (whether written or oral), to which Seller is a party or by which it or any of the Assets may be bound or affected (the "Business Contracts"), including, without limitation, (i) all employment or other contracts (including, without limitation, non-competition, confidentiality, loans to employees, directors, managers or officers, severance or indemnification agreements) with or in respect of any employee or current or former officer or director, manager or member of Seller; (ii) all consulting contracts; (iii) instruments for borrowed money (including, without limitation, any indentures, guarantees, loan agreements, sale and leaseback agreements, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements or equipment financing obligations); (iv) agreements for acquisitions or dispositions (by merger, purchase or sale of assets or stock or otherwise) of material assets, as to which Seller has continuing obligations or rights; (v) joint venture or partnership agreements, licensing arrangements, contracts for sharing of profits or proprietary information;
(vi) purchase contracts or agreements giving rise to Liabilities of Seller;
(vii) guarantees, suretyships, indemnification, contribution agreements or other sources of contingent liability in respect of any indebtedness or obligations of any other Person; (viii) all leases of personal property;
(ix) all contracts providing for payments by or to Seller in excess of $10,000 per year; (x) all contracts obligating Seller to provide or obtain products or services for a period of one year or more; (xi) all contracts containing covenants purporting to limit Seller's freedom to compete with any Person or in any geographic area; (xii) all contracts for construction or the purchase of real estate, improvements, equipment, machinery and other items which under GAAP constitute capital expenditures or which involve or are reasonably expected to involve capital expenditures; (xiii) all contracts relating to Business Intellectual Property (not otherwise identified in Section 1.1(a)(vii) of the Seller Disclosure Schedule); (xiv) any agreement or contract not terminable or cancellable by Seller upon notice of not longer than 60 days and without liability, penalty or premium; and (xv) any agreement or contract which was not made in the ordinary course of business consistent with past practice.

         (b) Seller has heretofore provided to Buyer a true and complete copy of each Business Contract (together with all amendments thereto). Each Business Contract is a legal, valid and binding obligation of the parties thereto enforceable against such parties in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies. Neither Seller nor, to the knowledge of Seller, any other party is in default, violation or breach in any material respect under any Business Contract, and no event has occurred and is continuing that constitutes or with notice or the passage of time would constitute, a default, violation or breach in any material respect under any Business Contract.

    Section 2.10 Permits and Other Authorizations. Section 2.10 of the Seller Disclosure Schedule lists all material licenses, permits, franchises and other authorizations of any Governmental Authority (the "Permits") necessary for, or otherwise material to, the conduct of the Business as currently conducted. Except as set forth in Section 2.10 of the Seller Disclosure Schedule, all such Permits are in full force and effect, and no proceeding is pending or, to the knowledge of each of Seller and Wolfman, threatened seeking the revocation or limitation of any such Permit.

    Section 2.11 Assets. Except as set forth on Section 2.11 of the Seller Disclosure Schedule, Seller owns all of the Assets, and shall transfer to Buyer at the Closing, good, valid and marketable title (in the case of the Real Property Leases, valid leasehold interests therein) to the Assets, free and clear of all Liens, except Permitted Liens. The Assets include all rights, properties and other assets used by Seller to conduct the Business or necessary to permit Buyer to conduct the Business after the Closing in the same manner as the Business has been conducted by Seller prior to the date hereof. The plants, structures and equipment included in the Assets are structurally sound with no known defects and are in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put. None of such plants, structures or equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. Neither the whole nor any portion of any Asset is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed.

    Section 2.12 Insurance. Section 2.12 of the Seller Disclosure Schedule contains an accurate and complete list of all material policies of property, fire, liability, and other forms of insurance owned or held by Seller. The Seller has heretofore delivered copies of such insurance policies to Buyer. All such policies are in full force and effect, and all premiums with respect thereto covering all periods up to the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies: (a) are sufficient for compliance with all requirements of Law and of all contracts to which Seller is a party; (b) are valid, outstanding and enforceable; and (c) provide adequate insurance coverage for the assets and operations of the Business.

    Section 2.13 Labor Relations. Except to the extent set forth in Section
2.13 of the Seller Disclosure Schedule: (a) Seller is not a party to any collective bargaining agreements, other contracts, agreements, arrangements or understandings, written work rules or practices agreed to with any labor organization, employee association or works council; (b) Seller is and at all times has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, occupational safety and health and wages and hours, and are not engaged in any unfair labor practice as defined in the National Labor Relations Act or other applicable Law; (c) there is no labor strike, dispute, slowdown, lockout or stoppage pending or, to the knowledge of Seller or Wolfman, threatened against or affecting the Seller and during the past five years there has not been any such action; (d) none of the employees employed by Seller is represented by a labor organization, employee association or works council and there are no current union organizing activities among such employees, nor does any question concerning representation exist concerning such employees; and (e) there are no written personnel policies, rules or procedures applicable to employees employed by Seller, other than those set forth in Section 2.13 of the Seller Disclosure Schedule, true and correct copies of which have heretofore been delivered to Buyer.

    Section 2.14 Benefit Plans; ERISA.

         (a) Section 2.14(a) of the Seller Disclosure Schedule contains a true and complete list of each deferred compensation and each incentive compensation or equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with Seller would be deemed a "single employer" within the meaning of section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), or to which Seller or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of Seller or any subsidiary of Seller (the "Benefit Plans"). Benefit Plans sponsored or maintained or directly contributed to by Seller or an ERISA Affiliate are referred to herein and listed on Section 2.14(a) of the Seller Disclosure Schedule as "CAG
Benefit Plans," and Benefit Plans maintained by Alcott Staff Leasing, Inc., d/b/a "The Alcott Group" ("Alcott") pursuant to the Alcott Agreement, to which Seller indirectly contributes through payments made under the Alcott Agreement but which are not sponsored or maintained or directly contributed to by Seller or an ERISA Affiliate, are referred to herein and listed on
Section 2.14(a) of the Seller Disclosure Schedule as "Alcott Benefit
Plans."

         (b) With respect to each Benefit Plan, Seller has heretofore delivered to Buyer true and complete copies of the Benefit Plans and any amendments thereto (or if the Benefit Plan is not a written Benefit Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Benefit Plan intended to qualify under section 401 of the Code.

         (c) No liability under Title IV or section 302 of ERISA has been incurred by Seller or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to any Seller or any ERISA Affiliate of incurring any such liability.

         (d) There are no Benefit Plans subject to Title IV of ERISA, and neither Seller nor any ERISA Affiliate has any liability with respect to any plans subject to Title IV of ERISA.

         (e) Each CAG Benefit Plan, and to Seller's and Wolfman's knowledge, each Alcott Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

         (f) Each CAG Benefit Plan, and to Seller's and Wolfman's knowledge, each Alcott Benefit Plan intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code.

         (g) No CAG Benefit Plan, and to Seller's and Wolfman's knowledge, no Alcott Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Seller or any subsidiary of any Seller for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

         (h) No amounts payable under the Benefit Plans will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

         (i) Except as set forth in Section 2.14(i) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event,
(i) entitle any current or former employee or officer of Seller or any ERISA Affiliate (or any other Person in respect of whom Seller or any ERISA Affiliate could have any Liability) to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or other person.

         (j) There are no pending, or, to the knowledge of Seller or Wolfman, threatened or anticipated claims by or on behalf of any CAG Benefit Plan, by any employee or beneficiary covered under any such CAG Benefit Plan, or otherwise involving any such CAG Benefit Plan (other than routine claims for benefits). To the knowledge of Seller and Wolfman, there are no pending, threatened or anticipated claims by or on behalf of any Alcott Benefit Plan, by any employee or beneficiary covered under any such Alcott Benefit Plan, or otherwise involving any such Alcott Benefit Plan (other than routine claims for benefits).

         (k) All contributions and premiums required to be paid by Seller or any ERISA Affiliate under the terms of each of the Benefit Plans and
Section 302 of ERISA and Section 412 of the Code, have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Seller.

         (l) No representations or communications, oral or written, with respect to the participation, eligibility for benefits, vesting, benefit accrual or coverage under any CAG Benefit Plan have been made to employees, directors, agents or leased employees (or any of their representatives or beneficiaries) of Seller which are not in accordance with the terms and conditions of the CAG Benefit Plans.

         (m) Except as described in Section 2.14(m) of the Seller Disclosure Schedule, neither Seller nor any ERISA Affiliate has used the services or workers provided by third party contract labor suppliers, temporary employees, leased employees, or individuals who have provided services as independent contractors (including without limitation individuals covered by the Alcott Agreement) who may be eligible to participate in the CAG Benefit Plans or used the services of individuals to an extent that could result in the disqualification of any of the CAG Benefit Plans or the imposition of penalties or excise taxes with respect to the CAG Benefit Plans by the Internal Revenue Service, the Department of Labor or any other Governmental Authority.

         (n) To Seller's and Wolfman's knowledge, all contributions and premiums required to be paid under the terms of the Alcott Benefit Plans and Section 302 of ERISA and Section 412 of the Code have, to the extent due, been paid in full, and, to Seller's and Wolfman's knowledge, Alcott has paid in full all other compensation due to the individuals listed on Attachment 1 to the Alcott Agreement.

         (o) To Seller's and Wolfman's knowledge, Alcott has complied in all material respects with its obligations under Section 4.A and 4.C of the Alcott Agreement.

    Section 2.15 Taxes.

         (a) Seller has duly and timely filed, or will so file when due, with the appropriate Governmental Authorities (or there have been or will be duly and timely filed on its behalf) all income Tax Returns and all other material Tax Returns required to be filed by or with respect to it (including, without limitation, Tax Returns relating to the payment of the Purchase Price), and all such Tax Returns were or will be true, correct and complete when filed, (ii) all material Taxes of Seller, which have become, will become or are due, and any assessments received by Seller, regarding any period through or ended prior to the date hereof (including, without limitation, any Taxes due as a result of its receipt of the Purchase Price) have been timely paid (or will be duly and timely paid and adequate reserves have been made therefor), except for Taxes that are being contested by Seller in good faith by appropriate proceedings and for which adequate reserves have been made, and (iii) no notice of a claim, audit or pending investigation has been received by Seller, or to the knowledge of Seller or Wolfman, has been threatened, by any federal, state, local, foreign or other jurisdiction with respect to Taxes.

         (b) No waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Return have been executed by Seller.

         (c) Section 2.15(c) of the Seller Disclosure Schedule sets forth a list of each jurisdiction with respect to which Seller has filed a Tax Return relating to the Business during the last four years, the type of Tax or Taxes to which such Tax Return relates (e.g., sales Tax, income Tax, etc.), the latest year for which such Tax Return was filed and a description of the transaction(s) to which such Tax Return relates.

         (d) No claim has ever been made by an authority in a jurisdiction where the Seller has not filed Tax Returns that Seller is or may be subject to taxation by that jurisdiction with respect to the Business.

         (e) Seller is not a "Foreign Person" within the meaning of Section 1445(a) of the Code.

         (f) There are no liens for taxes upon any of the Assets, other than liens for Taxes not yet due and payable.

         (g) Seller has duly and timely withheld, and paid to the proper Governmental Authority when due, all Taxes required to be withheld and paid.

    Section 2.16 Environmental Matters. The Seller (a) is and has been in compliance in all material respects with all Laws relating to pollution or protection of human health or the environment ("Environmental Laws"), and
(b) has not received any communication, notice or claim alleging that it is not in such compliance or otherwise has any liability or potential liability under Environmental Laws. There are no facts or circumstances, including, without limitation, the release of any hazardous substance at any property currently or formerly owned or operated by Seller, that are reasonably likely to result in any material liability under Environmental Laws.

    Section 2.17 Litigation. Except as set forth in Section 2.17 of the Seller Disclosure Schedule, there is no action, claim, suit, inquiry, judicial or administrative proceeding or investigation by or before any Governmental Authority or arbitral body pending or, to the knowledge of Seller and Wolfman, threatened against or involving Seller, the Business or the Assets. Seller is not a subject to any judgment, order, injunction, rule or decree of any Governmental Authority or arbitral body affecting the Business or the Assets.

    Section 2.18 Compliance with Law. The operations of the Business have been conducted in compliance in all material respects with all applicable Laws and other requirements of all Governmental Authorities (other than with respect to Environmental Laws, which shall be governed by Section 2.16, and employee benefit related matters, which shall be governed by
Section 2.13). Seller has not received any notification of any asserted present or past failure by Seller to comply with such Laws or other requirements.

    Section 2.19 Personnel. Section 2.19 of the Seller Disclosure Schedule sets forth a list of all employees of the Business and each person providing services covered by the Alcott Agreement as of the date hereof. Such list indicates as to each such individual: (a) date of commencement of service; (b) job title or brief job description and place of work; (c) salary and bonus, if applicable, or other rate of pay for the fiscal year ended December 31, 2000 and for the fiscal year commencing January 1, 2001;
(d) with respect to salaried individuals, the date of the last salary increase; and (e) any material commitments or arrangements with such individuals as to salary or bonus, if applicable, or other rate of pay. To the knowledge of Seller and Wolfman, no such individual has any plans to terminate his or her employment with or service to the Business as a result of the transactions contemplated by this Agreement or otherwise. Section
2.19 of the Seller Disclosure Schedule separately identifies those individuals who are common-law employees of Seller.

    Section 2.20 Related Party Transactions. Except as disclosed in Section
2.20 of the Seller Disclosure Schedule, no officer, director, manager, interest holder, member or Affiliate of Seller or any Affiliate of the foregoing (collectively "Related Parties") provides or causes to be provided any assets, services or facilities to Seller or has any other business relationship with Seller. No Related Party conducts a business similar to the Business.

    Section 2.21 Inventory. All of the inventories of Seller consist of a quality and quantity usable and salable in the ordinary and usual course of business, except for items of obsolete materials and materials of below-standard quality, all of which items have been written off or written down to fair market value on the Balance Sheet or for which adequate reserves have been provided therein. All inventories not written off have been priced at the lower of cost or market. The quantities of each type of inventory are not excessive, but are reasonable and warranted in the present circumstances of the Business. All inventory held by the Business is free of any defect or other deficiency, meets Seller's specifications and does not infringe on any third-party Intellectual Property.

    Section 2.22 Accounts Receivable. Except as set forth in Section 2.22 of the Seller Disclosure Schedule, all trade accounts receivable and all notes, bonds and other evidences of indebtedness and rights to receive payments arising out of sales of goods ("Accounts Receivable"), whether reflected on the Financial Statements or arising thereafter in the ordinary course of business, (i) arose in the ordinary course of business from bona fide arm's-length transactions for the sale of goods or performance of services by the Business; (ii) are valid; and (iii) are collectible in the ordinary course of the business in accordance with their terms (subject to reserves reflected on the Balance Sheet) and are not subject to counterclaims or setoffs. Neither Seller nor Wolfman has knowledge of any facts or circumstances which would result in a material increase in the uncollectibility of the Accounts Receivable.

    Section 2.23 Customers and Suppliers. Section 2.23 of the Seller Disclosure Schedule sets forth the name of any customer of the Business who accounted for more than 5% of the Business's sales during the period from January 1, 2001 through May 26, 2001, and the name of any supplier of the Business (but excluding any subcontractors of any supplier of the Business) from whom the Business purchased more than 5% of the goods or services which it purchased during the same period. Since January 1, 2001, no customer or supplier listed in Section 2.23 of the Seller Disclosure Schedule has cancelled or otherwise adversely modified its relationship with the Business and, to the knowledge of Seller and Wolfman (a) no such customer or supplier has any intention to do so and (b) the consummation of the transactions contemplated by this Agreement will not adversely affect any of such relationships.

    Section 2.24 Orders and Commitments. The aggregate of all accepted and unfulfilled orders for the sale of products entered into by Seller does not exceed amounts which would be outstanding in the ordinary course of the Business, and the aggregate of all commitments for the purchase of inventory by Seller does not exceed amounts which would be outstanding in the ordinary course of the Business. All such commitments and orders were made in the ordinary course of business.

    Section 2.25 Product Warranties. All products sold or delivered by Seller, have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and Seller has no material liability, and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand giving rise to any such liability or replacement or repair thereof or other damages in connection therewith. No products sold or delivered by Seller are subject to any guarantee, warranty or other indemnity other than the representation that the product is a reproduction of a sample theretofore shown to the customer.

    Section 2.26 Brokers and Finders. Except for KSA Capital Advisors, whose fees and expenses will be paid by Seller in accordance with Seller's agreement with such firm, none of Seller or Wolfman or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

    Section 2.27 Disclosure. There is no fact or circumstance known to Seller or Wolfman and related to Seller, Wolfman or the Business which has not been disclosed in writing to Buyer that could be reasonably expected to have a Material Adverse Effect.


                                ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Wolfman and Seller that:

    Section 3.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

    Section 3.2 Authorization. Buyer has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and no other corporate or shareholder actions on the part of Buyer are necessary to authorize the execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and (assuming due and valid authorization, execution and delivery hereof by Wolfman and Seller) is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by the availability of equitable remedies

    Section 3.3 No Violation; Consents. Neither the execution, delivery or performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Buyer; (ii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of notice, modification, payment, termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, agreement or other instrument, obligation, arrangement or understanding to which Buyer is a party or by which it or any of its properties or assets may be bound; (iii) violate any Law applicable to Buyer or any of its properties or assets or (iv) require on the part of Buyer any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority or any other Person, except in the case of clause (ii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, would be reasonably likely to impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

    Section 3.4 Brokers and Finders. Neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.


                                 ARTICLE IV

                            TAX MATTERS; ACCESS

    Section 4.1 Taxes. (a) All sales, use, documentary and/or transfer Taxes, and other similar Taxes, if any, imposed in connection with the transactions contemplated by this Agreement shall be borne equally by Buyer and Seller.

                (b) All personal property Taxes and similar ad valorem obligations levied with respect to the Assets for a taxable period that includes (but does not end on) on the date hereof shall be apportioned between Seller, on the one hand, and Buyer, on the other hand, as of the date hereof based on the number of days of such taxable period included in the period ending with and including the date hereof (with respect to any such taxable period, the "Pre-Closing Tax Period"), and the number of days of such taxable period beginning after the date hereof (with respect to any such taxable period, the "Post-Closing Tax Period"). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Period.

    Section 4.2 Access to Information.

         (a) After the Closing, upon reasonable notice, Buyer, on the one hand, and Seller, on the other hand, agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, to such information and assistance relating to the Assets as are reasonably necessary for financial reporting and accounting matters relating to the Assets, the preparation and filing of any Tax Returns, reports or forms relating to the Assets, the defense of any Tax or other claim or assessment relating to the Assets or, in the case of Seller, for any lawful purpose relating to the conduct of the Business prior to the Closing, provided, however, that such access and assistance do not unreasonably disrupt the normal operations of Buyer, in the case of access and assistance given to Seller, or Seller, in the case of access and assistance given to Buyer.

         (b) Buyer shall not dispose of work papers, books and records relating to the conduct of the Business prior to the Closing which are in the possession of Buyer as of the Closing and which remain in the possession of Buyer during the five-year period beginning with the Closing without Seller's consent, which consent shall not be unreasonably withheld. Following the expiration of such five-year period, Buyer may dispose of such work papers, books and records at any time, unless prior to the expiration of such five-year period, Seller requests such work papers, books and records in writing and takes possession of such documents within 30 days after the end of such five-year period.

    Section 4.3 Tax Cooperation. Without duplication of Section 4.2, Buyer, on the one hand, and Seller, on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to any of the Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax.

    Section 4.4 Bulk Sales Waiver. Each party hereto hereby waives compliance by Seller and Buyer with the provisions of the "bulk sales," "bulk transfer" or similar laws of any state or political subdivision. Seller and Wolfman agree to indemnify and hold Buyer harmless against any and all claims, losses, damages, liabilities (including Tax liabilities), costs and expenses incurred by Buyer or any of its Affiliates as a result of any failure to comply with any such "bulk sales," "bulk transfer" or similar laws in connection with this Agreement or the transactions contemplated thereby.


                                 ARTICLE V

                        SURVIVAL AND INDEMNIFICATION

    Section 5.1 Survival of Representations, Warranties and Covenants. All representations and warranties of each party contained in this Agreement shall survive the Closing, for a period ending two (2) years from the date hereof, except that: (a) the representations and warranties set forth in Sections 2.1, 2.2, 2.11, 3.1 and 3.2 shall survive without limitation; (b) the representations and warranties set forth in Sections 2.14 and 2.15 shall survive until the applicable statute of limitations has run plus ninety (90) days; (c) the representations and warranties set forth in
Section 2.16 shall survive for five (5) years from the date hereof; and (d) all representations or warranties shall survive beyond such period with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such applicable period in accordance with
Section 5.3(a) hereof. The covenants and agreements contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term. The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

    Section 5.2 Indemnification.

         (a) Subject to the limits set forth in this Article V, Wolfman and Seller agree to jointly and severally indemnify, defend and hold Buyer, its officers, directors, employees, agents, representatives and Affiliates, harmless from and in respect of any and all losses, damages, costs and expenses (including, without limitation, demands, suits, claims, actions, assessments, liabilities, judgments, expenses of investigation and fees and disbursements of counsel and other professionals) (collectively, "Losses"), that they may incur arising out of or due to (i) the inaccuracy or breach of any representation or warranty of Wolfman or Seller contained in this Agreement (without giving effect to any "materiality" or "Material Adverse Effect" or other similar qualifier contained therein), (ii) the breach by Wolfman or Seller of any covenant, undertaking or other agreement of Wolfman or Seller contained in this Agreement, (iii) the Excluded Liabilities, and (iv) enforcing the indemnification rights of Buyer pursuant to this Article V.

         (b) Subject to the limits set forth in this Article V, Buyer agrees to indemnify, defend and hold Wolfman and Seller and its officers, directors, employees, agents, representatives and Affiliates, harmless from and in respect of any and all Losses that they may incur arising out of or due to (i) the inaccuracy or breach of any representation or warranty of Buyer contained in this Agreement (without giving effect to any "materiality" or other similar qualifier contained therein), (ii) the breach by Buyer of any covenant, undertaking or other agreement of Buyer contained in this Agreement, (iii) the Assumed Liabilities, and (iv) enforcing the indemnification rights of Wolfman and Seller pursuant to this
Article V.

    Section 5.3 Claims for Indemnification.

         (a) The parties intend that all indemnification claims be made as promptly as practicable by the party seeking indemnification (the "Indemnified Party"). Whenever any claim shall arise for indemnification, the Indemnified Party shall promptly notify the party from whom indemnification is sought ("Indemnifying Party") of the claim, and the facts constituting the basis for such claim. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the Indemnifying Party demonstrates that the defense of such action is materially prejudiced thereby.

         (b) With respect to claims made by third parties, the Indemnifying Party, upon acknowledgment of its obligations under the terms of the indemnity hereunder in connection with such third-party claim shall be entitled to assume the defense of such action or claim with counsel reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party shall not be entitled to assume the defense thereof and shall promptly pay the fees and expenses of counsel retained by the Indemnified Party if (i) the claim for indemnification is with respect to a criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party, (ii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, (iii) the Indemnifying Party has failed or is failing to vigorously prosecute or defend such claim or (iv) the claim seeks an injunction or other equitable relief against the Indemnified Party. The Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in the defense against any such asserted liability. The Indemnified Party shall have the right to participate at its own expense in the defense of such asserted liability. No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party
(A) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim, (B) if such judgment or settlement would result in the finding or admission of any violation of Law, or (C) if as a result of such consent or settlement injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement would interfere with or adversely affect the business, operations or assets of the Indemnified Party.

    Section 5.4 Limitations on Indemnification. Notwithstanding anything to the contrary contained herein, neither Seller or Wolfman on the one hand, nor Buyer on the other hand (or, in each case, such party's officers, directors, employees, agents, representatives and Affiliates), shall be entitled to recover from the other unless and until the total of all such party's Losses (including the Losses such party's officers, directors, employees, agents, representatives and Affiliates) under Section 5.2(a)(i) or 5.2(b)(i), as applicable, exceeds $50,000, in which case, such party (and such party's officers, directors, employees, agents, representatives and Affiliates) shall be entitled to recover Losses in excess of $50,000. In addition, the aggregate liability of either Seller or Wolfman on the one hand, or Buyer on the other hand, for any Losses under this Article V shall not exceed $12,000,000. Notwithstanding the foregoing, no claim for indemnification by Buyer hereunder with respect to Losses resulting from a breach of Sections 2.1, 2.2 and 2.11 hereof or resulting from fraud or intentional misrepresentation shall be subject to the limitations contained in this Section 5.4. Any claim by Buyer for any Losses in connection with the representation set forth Section 2.21. in respect of inventory not in the possession of Seller shall be subject to the further limitations that
(a) Buyer shall have first used all reasonable efforts to recover any such Losses from the supplier of such inventory and (b) Buyer may only recover from Seller 50% of any such Losses.

    Section 5.5 Insurance Proceeds. In computing the amount of any Losses for purposes of determining the liability of any Indemnifying Party under
Section 5.3, the amount of any insurance proceeds actually received by the Indemnified Party, less any deductibles or retentions and any resulting premium increases, shall be deducted from such Losses.

    Section 5.6 Exclusive Remedy. Except for any claim based on fraud or willful misconduct or as otherwise provided in Section 4.1 or 4.4, (a) each of the parties acknowledges that its sole and exclusive remedy with respect to any and all claims relating to this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in Section 4.1 and 4.4 and this Article V and (b) each of the parties expressly waives, to the fullest extent permitted by Law, all rights to otherwise pursue such claims either at common law or in equity.


                                 ARTICLE VI

                               MISCELLANEOUS

    Section 6.1 Confidentiality.

         (a) Wolfman and Seller represent and warrant that they have delivered to Buyer all Confidential Information, including all copies thereof, which are in their possession, or under their control without making or retaining any copies or extracts thereof, other than in the case of financial and accounting books and records that relate to the operation of the Business prior to the Closing; it being understood that Wolfman and Seller are permitted to retain copies or extracts thereof. Wolfman and Seller agree that, from and after the date hereof, except as otherwise consented to in writing by Buyer, (i) they will not directly or indirectly disclose or use in a manner adverse to Buyer or the Business, any Confidential Information, and (ii) if either Wolfman or Seller receives a request to disclose all or any part of the Confidential Information in connection with a legal proceeding, such party will (A) immediately notify Buyer of the existence, terms and circumstances surrounding such request,
(B) seek a protective order or other appropriate remedy, and (C) in the event no such protective order or other remedy is obtained and disclosure of such information is required, exercise their reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the Confidential Information required to be disclosed.

         (b) "Confidential Information" means any and all information relating to the management, operations, finances, products, trade secrets, technology or services related to the Business, including but not limited to any and all financial data, employee information, computer programs and systems, computer based information, plans, projections, existing and proposed and contemplated projects or investments, formulae, processes, methods, products, manuals, drawings, supplier lists, customer lists, purchase and sales records, marketing information, commitments, correspondence and other information relating to the Business, whether written, oral or computer generated, other than such information as may at any time be or become lawfully available to the general public through no fault of the disclosing party or its representatives. No information contained in any of the Excluded Assets shall constitute "Confidential Information."

    Section 6.2 Non-Competition.

         (a) Except as set forth in this Section 6.2, Seller agrees that, to assure that Buyer will retain the value of the Business as a "going concern," for a period of five years beginning on the date hereof, Seller shall not, directly or indirectly, through one or more Affiliates, engage or have an interest, anywhere in the United States or Canada, alone or in association with others, as partner or stockholder or through the investment of capital, lending of money or property, or otherwise, in any business that competes with the products and services provided by the Business as of the date hereof. During the three years beginning on the date hereof, Seller shall not, directly or indirectly, through one or more Affiliates, on behalf of itself or any other Person, (i) recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by, Buyer or the Business or any successor to Buyer or the Business to terminate his or her employment or other relationship with Buyer or the Business or (ii) offer employment to or employ a person who is at that time an employee (other than secretarial or clerical employees) of Buyer or the Business or who was such an employee within one year of the time of such offer or employment. The foregoing shall not, however, prohibit Seller or any of its Affiliates from publishing any general public solicitation of employment opportunities.

         (b) Notwithstanding anything to the contrary contained in this Agreement, Section 6.2(a) shall not apply to Wolfman, whose obligations related to matters contained in Section 6.2(a) shall be governed exclusively by the terms of the Employment Agreement.

    Section 6.3 Employee Benefits and Compensation

         (a) Seller shall take all steps necessary (i) to enable Buyer, effective as of the Closing, to assume, subject to Section 1.2(a), Seller's rights and obligations under the Alcott Agreement and (ii) to ensure that Alcott shall not terminate the Alcott Agreement in accordance with Section 10A of the Alcott Agreement before December 31, 2001. Effective as of the Closing Buyer shall assume Seller's rights and obligations under the Alcott Agreement except to the extent otherwise provided in this Section 6.3. For purposes of this Section 6.3, the individuals listed on Attachment 1 to the Alcott Agreement, exclusive of those employees listed on Section 6.3(a)(i) of the Seller Disclosure Schedule whose co-employment with Seller has been terminated prior to the Closing, shall be referred to as the "Alcott Transferred Employees." Buyer shall offer employment to the two Seller employees identified on Section 6.3(a)(ii) of the Seller Disclosure Schedule (the "Canadian Employees"), effective as of the Closing. For the period beginning with the Closing and ending not earlier than December 31, 2001, Buyer shall cause the Alcott Transferred Employees and the Canadian Employees to be provided with compensation and benefits no less favorable in the aggregate than the compensation and benefits received by them immediately prior to the Closing. On and after January 1, 2002, Buyer shall cause the Alcott Transferred Employees and the Canadian Employees to be provided with compensation and benefits no less favorable in the aggregate than those generally provided to other similarly situated employees of Hartmarx and its subsidiaries as determined by Hartmarx. Nothing in this
Section 6.3(a) shall require that Buyer continue to employ any Canadian Employee after the Closing, or that Buyer continue to accept the provision of services by any Alcott Agreement Employee under the terms of the Alcott Agreement, or that Buyer continue the employment of any Alcott Transferred Employee for any period of time under circumstances not covered under the terms of the Alcott Agreement.

         (b) Seller shall continue to be the employer (or co-employer with Alcott) of the individuals listed on Section 6.3(b) of the Seller Disclosure Schedule (the "Continuing Seller Employees") for a period of not less than one year after the Closing or for such shorter period as may be mutually agreed by Seller and Buyer (the "Continuing Seller Employee Transition Period"). Seller shall cause the services of the Continuing Seller Employees to be available to Buyer during the Continuing Seller Employee Transition Period. Seller shall cause compensation and benefits to be provided to the Continuing Seller Employees during the Continuing Seller Employee Transition Period that is no more favorable in the aggregate than the compensation and benefits received by them immediately prior to the Closing (other than increases in compensation and benefits in the normal course consistent with past practice, or mutually agreed by Seller and Buyer), and Buyer shall reimburse Seller for the costs of such compensation and benefits promptly after being billed therefor on a periodic basis by Seller. No later than one year after the Closing, Buyer shall offer employment to each Continuing Seller Employee on terms and conditions no less favorable in the aggregate than those provided to other similarly situated Buyer employees, provided that the Continuing Seller Employee continues to be employed by Seller (or co-employed with Alcott). Nothing in this Section 6.3(b) shall require that Seller continue to employ (or co-employ with Alcott) any Continuing Seller Employee for any period of time following the Closing, or that Buyer continue to accept the provision of services by any Continuing Seller Employee before Buyer offers the Continuing Seller Employee employment in accordance with this Section 6.3(b), or that Buyer continue the employment of any Continuing Seller Employee for any period of time following the commencement of his or her employment with Buyer.

         (c) For all purposes (other than for purposes of benefit accrual) under Buyer's welfare, retirement and all other employee benefit plans, each Alcott Transferred Employee, Canadian Employee, and Continuing Seller Employee (collectively, "Transferred Employees") shall be credited with his or her service with Seller (including periods of co-employment by Seller and Alcott) prior to commencing otherwise eligible service with Buyer, to the extent such Transferred Employee was entitled to credit for such service under any analogous Benefit Plan, except to the extent such credit would result in a duplication of benefits. To the extent applicable, Buyer shall use its reasonable efforts to cause (i) all pre-existing condition exclusions under Buyer's medical and dental plans to be waived for each Transferred Employee and his or her covered dependents to the extent that such exclusion did not operate to prohibit coverage of such Transferred Employee and his or her covered dependents under the analogous Benefit Plan immediately prior to the commencement of coverage under Buyer's medical and dental plans and (ii) any eligible expenses incurred by any Transferred Employee and his or her covered dependents during the portion of the year that ends on the commencement of coverage under Buyer's welfare and other employee benefit plans to be taken into account under Buyer's medical and dental plans for purposes of satisfying all deductible, co-insurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with Buyer's medical and dental plans.

         (d) Seller shall be responsible for causing to be provided such "continuation coverage" (within the meaning of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA")) as is required pursuant to COBRA with respect to (i) any individual employed by or providing services to Seller who incurs a "qualifying event" (as such term is defined in COBRA) on or before the Closing (without regard to whether notice of such qualifying event is provided before or after the Closing).

         (e) Buyer shall not be obligated to provide any severance or separation pay benefits to any individual on account of any termination of the individual's employment with the Seller, or the termination of such individual's services to the Seller, on or before the Closing, and such benefits (if any) shall be payable by Seller.

    Section 6.4 Employee Bonus. Buyer agrees to pay a partial year bonus for January 1, 2001 through November 30, 2001, and a full year bonus for the fiscal year ending November 30, 2002, in respect of each Transferred Employee who is continuing to provide services to Buyer as of November 30, 2001 and November 30, 2002, respectively. Such bonuses shall be an amount determined at Wolfman's discretion (provided that he continues to be employed at the time of such determination), consistent with Seller's prior practice in the ordinary course. From December 1, 2002 until the termination of Buyer's obligations under Section 1.9 in accordance with
Section 1.9(f), Buyer agrees that each Transferred Employee who is continuing to provide services to Buyer on December 1, 2002 will have a bonus opportunity equal to the bonus opportunity for such employee applicable for the fiscal year 2001.

    Section 6.5 Expenses. Each party shall pay its own legal, accounting and other miscellaneous expenses incident to the negotiation, preparation and execution of this Agreement.

    Section 6.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Seller Disclosure Schedule (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder other than any Person entitled to indemnification under Article V.

    Section 6.7 Amendment, Extension and Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

    Section 6.8 Headings. The Article and Section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    Section 6.9 Notices. All notices, requests, demands and other communications made under or by reason of the provisions of this Agreement shall be in writing and shall be given by hand delivery, telecopier, or air courier to the parties at the addresses set forth below.

                  If to Wolfman or Seller:

                  c/o 1466 Broadway, Suite 800
                  New York, New York 10036
                  Attention: Perry Wolfman
                  Fax: (212) 869-7783

                  With a copy (which shall not constitute notice) given in the manner prescribed above, to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of Americas
                  New York, New York 10019-6064
                  Attn:  Yvonne Y.F. Chan
                  Fax:  (212) 757-3990

                  If to Buyer:

                  Hartmarx Corporation
                  101 North Wacker Drive
                  Chicago, Illinois 60606
                  Attn: Chief Financial Officer
                  Fax:  (312) 855-3799

                  With a copy (which shall not constitute notice) given in the manner prescribed above, to:

                  Hartmarx Corporation
                  101 North Wacker Drive
                  Chicago, Illinois 60606
                  Attn: General Counsel
                  Fax:  (312) 357-5807

                  With a copy (which shall not constitute notice) given in the manner prescribed above), to:

                  Skadden, Arps, Slate, Meagher & Flom (Illinois)
                  333 West Wacker Drive
                  Chicago, IL 60606
                  Attn: Brian W. Duwe, Esq.
                  Fax:  (312) 407-0411

Any such notice, request, demand or other communication shall be deemed to have been received (i) when delivered, if delivered by hand or sent by telecopier, or (ii) on the second Business Day after dispatch, if sent by overnight air courier.

    Section 6.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns, but this Agreement may not be assigned by any party without the written consent of the other parties; provided, that Buyer may assign all or any portion of its respective rights hereunder without the prior written consent of either Seller or Wolfman to an Affiliate of Buyer.

    Section 6.11 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

    Section 6.12 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois, without giving effect to the conflict of laws provisions thereof.

    Section 6.13 Jurisdiction. Each of the parties hereto hereby expressly and irrevocably submits to the non-exclusive personal jurisdiction of the United States District Court for the Northern District of Illinois, and to the jurisdiction of any other competent court of the State of Illinois located in the County of Cook (collectively, the "Illinois Courts") and of the United States District Court for the Southern District of New York, and to the jurisdiction of any other competent court of the State of New York located in New York County (the "New York Courts"), preserving, however, in each case, all rights of removal to such federal court under 28 U.S.C.
Section 1441, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except (a) in the case of litigation commenced by Seller or Wolfman, in the Illinois Courts or (b) in the case of litigation commenced by Buyer, in the New York Courts. If the aforementioned courts do not have subject matter jurisdiction, then the proceeding shall be brought in any other state or federal court located in the State of Illinois or New York, as applicable, preserving, however, in each case, all rights of removal to such federal court under 28 U.S.C. Section 1441. Each party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile. Each party hereby waives, to the fullest extent it may legally and effectively do so (i) any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any related matter in any Illinois Court or New York Court, as applicable, and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding in any Illinois Court or New York Court, as applicable. Notwithstanding the foregoing, each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Illinois Courts or the New York Courts, as applicable, in any other court or jurisdiction.

    Section 6.14 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 6.13 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to
Section 6.9 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

    Section 6.15 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to "Section" shall refer to corresponding provisions of this Agreement or the Seller Disclosure Schedule, as the case may be.

    Section 6.16 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING
OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH PARTY WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

    Section 6.17 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

    Section 6.18 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                                ARTICLE VII

                            CERTAIN DEFINITIONS

         "Affiliate" of any Person means a Person that controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise, and the terms "controls" and "controlled" shall have corresponding meanings. In addition, an "Affiliate" of a natural person shall include (i) such person's spouse or domestic partner, (ii) the parents and lineal descendants of such person or of such person's spouse or domestic partner, and (iii) any trust established by such person for the benefit of such person's spouse or domestic partner or the parents or lineal descendants of such person or of such person's spouse or domestic partner and as to which such person serves as the trustee or in a similar fiduciary capacity.

         "Alcott Agreement" means the Client Services Agreement between Alcott and Seller, dated as of June 2, 1999.

         "Business Day" means any day (other than a Saturday or Sunday) on which banks are permitted to be open and transact business in The City of Chicago and the City of New York.

         "CIT Financing" means the facility provided under the Notification Factoring Agreement, dated August, 11, 1995, between CIT and Seller, as amended and the other documents executed in connection therewith.

         "GAAP" means generally accepted accounting principles, as in effect in the United States.

         "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, copyrights and copyright rights, processes, formulae, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, patterns, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

         "Liabilities" means any and all debts, losses, expenses, liabilities, damages, fines, costs, royalties, proceedings, deficiencies or obligations of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not resulting from third-party claims) and any out-of-pocket costs and expenses (including attorneys, accountants or other fees) including any liability for Taxes.

         "Liens" means all mortgages, pledges, security interests, deeds of trust, liens, charges, options, conditional sales contracts, claims, restrictions, covenants, easements, rights of way, title defects or other encumbrances or restrictions of any nature whatsoever.

         "Material Adverse Effect" means an (i) individual or cumulative material adverse change in, or effect on, the business, prospects, operations, working capital, condition (financial or otherwise), assets, properties or Liabilities of the Business, or (ii) individual or cumulative change that would be reasonably likely to impair the ability of Seller or Wolfman to consummate the transactions contemplated by this Agreement.

         "Permitted Liens" means (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable; (b) materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business that are not, individually or in the aggregate, material to the Business; and (c) with respect to real property, minor survey exceptions or imperfections of title that do not, individually or in the aggregate, materially adversely affect the value of such real property or the use of such real property.

         "Person" means any corporation, individual, joint stock company, joint venture, partnership, limited liability company, unincorporated association, Governmental Authority, country, state or political subdivision thereof, trust or other entity.

         "Tax" or "Taxes" means all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including, without limitation, all federal, state, local foreign and other income, environmental, add-on, minimum, franchise, profits, capital gains, capital stock, capital structure, transfer, sales, gross receipt, use, ad valorem, service, service use, lease, recording, customs, occupation, property, excise, gift, severance, windfall profits, premium, stamp, license, payroll, social security, employment, unemployment, disability, value-added, withholding, and other taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a return) and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by an governmental authority (domestic or foreign), penalties, fines and interest, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person, regardless of whether disputed.

         "Tax Return" means any return, report, declaration, information return, filing or other document (including, without limitation, any amendments thereto or related or supporting information) filed or required to be filed with respect to Taxes.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by the duly authorized officer of Seller and Buyer and by Wolfman as of the day and year first above written.

                                CAG ACQUISITION CORP.


                                By: /s/ Homi B. Patel
                                ------------------------------------
                                Name:  Homi B. Patel
                                Title: Chairman


                                CONSOLIDATED APPAREL GROUP, LLC


                                By: /s/ Perry Wolfman
                                ------------------------------------
                                Name:  Perry Wolfman
                                Title: President


                                Perry Wolfman


                                /s/ Perry Wolfman
                                ------------------------------------


Agreed to and accepted solely with
respect to Section 1.10:

HARTMARX CORPORATION


By: /s/ Homi B. Patel
   ---------------------------------------
Name:  Homi B. Patel
Title: President & Chief Operating Officer




Index of Exhibits and Schedules*

Exhibit A-Purchase Price Allocation
Section 1.1(a)(ii) Assumed Contracts
Section 1.1(a)(v) Real Property Leases
Section 1.1(a)(vii) Intellectual Property
Section 1.1(a)(x) Tangible Personal Property
Section 1.1(a)(xii)Permits
Section 1.1(b)(iv) Excluded Assets
Section 1.2(b) Assumed Liabilities: Accounts Payable
Section 1.2(c) Assumed Liabilities: Accrued Expenses
Section 1.2(e) Assumed Liabilities: Other Liabilities
Section 1.7(b) Seller Consents for Delivery at Closing
Section 2.3 Consents and Approvals; No Violation
Section 2.5(c) Liabilities and Obligations
Section 2.6 Absence of Certain Changes
Section 2.9(a) Business Contracts
Section 2.10 Permits and Other Authorizations
Section 2.11 Assets
Section 2.12 Insurance
Section 2.13 Labor Relations
Section 2.14(a) Benefit Plans
Section 2.14(i) Payments Related to Transaction
Section 2.14(m)Eligibility for CAG Benefit Plans
Section 2.15(c) Taxes
Section 2.17 Litigation
Section 2.19 Personnel
Section 2.20 Related Party Transactions
Section 2.22 Accounts Receivable
Section 2.23 Customers and Suppliers
Section 6.3(a)(i) Employees Excluded from "Alcott Transferred Employees"
Section 6.3(a)(ii) Canadian Employees
Section 6.3(b) Continuing Seller Employees

*Exhibits and Schedules to the Purchase Agreement are not being filed herewith. The Registrant undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request, pursuant to
Item 601(b)(2) of Regulation S-K.